EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our report dated March 12, 2003, accompanying the consolidated financial statements included in the Annual Report of OSE USA, Inc. (formerly Integrated Packaging Assembly Corporation) on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of OSE USA, Inc. (formerly Integrated Packaging Assembly Corporation) on Form S-8 (Numbers 333-49365, 333-30457, 333-05571 and 333-88341).

/s/ GRANT THORNTON LLP

San Jose, California

March 12, 2003